EXHIBIT 99.6

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

Major League Football, Inc., a corporation organized and existing under and by virtual o the General Corporation Law of the State of Delaware does hereby certify:

First: That the name of this corporation (the “Corporation”) is Major League Football, Inc.

Second: That the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) was originally filed with the Delaware Secretary of State on August 16, 2004, as amended on June 5, 2014 and on November 12, 2014.

Third: That the sole remaining Officer of the Corporation, and without a Board of Directors appointed, has authorized a corporate resolution which adopts the following amendment to the Certificate of Incorporation as previously amended. In so doing, the sole Office is acting in the best interests of the Corporation and asserts that this action is necessary to prevent immediate and permanent harm to the existing shareholders

Fourth: That Article Fourth of the Certificate of Incorporation, as amended, is further amended to read in its amended first paragraph as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall remain two hundred million (200,000,000) share and that all two hundred million (200,000,000) shares shall be designated as common stock, par value $0.001 par share (the “common stock”). The prior authorized designated fifty million (50,000,000) shares of convertible preferred stock, par value $0.001 per share shall be converted to common stock which fifty million (50,000,000) shares shall be included within the total authorized and issued shares. All of the two hundred million (200,000,000) shares shall thereafter be of one class.

For purposes of clarity, after the conversion of the preferred shares into common shares, the Corporation shall have authority to issue common stock in the total amount of two hundred million (200,000,000) shares.

Fifth: This Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective on September 4th at 5:00 p.m.

Sixth: That, due to exigent circumstances, in which prompt action must be taken in order to save the Corporation from a total shutdown and immediate harm to its shareholders, no vote of shareholders has been taken. Notice to the shareholders will be simultaneously provided to shareholders by the filing of a Form 8K with the Securities and Exchange Commission. Thereafter, the corporate resolution authorizing this action will be submitted to a vote for ratification once a Board is appointed and a shareholder meeting is scheduled.

Seventh: That said amendment to the Certificate of Incorporation could not be adopted in accordance with Section 241 of the General Corporation Law of the State of Delaware for the reason set forth herein.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 23rd day of August, 2018.

MAJOR LEAGUE FOOTBALL, INC.

By:	/s/ Francis J. Murtha
Francis J. Murtha
Senior Executive Vice President and Sole Officer